Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 8, 2023, relating to the financial statements of Healthpeak Properties, Inc. and the effectiveness of Healthpeak Properties, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Healthpeak Properties, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California
February 10, 2023